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                                  EXHIBIT 23.2

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Unitive Semiconductor Taiwan Corp.:

We consent to the incorporation by reference in the registration statements (Nos. 333-39642, 333-68032, 333-81334, 333-62891, 333-63430, 333-76254,
333-86161, 333-100814, 333-104601 and 333-113512) on Form S-3 and S-8 of Amkor
Technology, Inc. of our report dated February 4, 2004 (except as to Note 16, which is as of July 9, 2004), with respect to the balance sheet of Unitive Semiconductor Taiwan Corp. as of December 31, 2003, and the related statements of operations, changes in stockholders' equity, and cash flows for the year then ended, which report appears in the Form 8-K/A of Amkor Technology, Inc., dated August 19, 2004.

/s/ KPMG

KPMG Certified Public Accountants
Taipei, Taiwan
October 27, 2004

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